Exhibit 99.2

Isolagen Appoints Chief Financial Officer (CFO) and

Senior VP – The Americas & Global Business Development

Exton, PA – June 8, 2006 -   Isolagen, Inc. (AMEX:ILE) announced today that  Declan Daly will assume the role of Chief Financial Officer (CFO) and oversee the company’s  European operations.  Mr. Daly has just concluded 7.5 years of service to Inamed Corporation and most recently served as CFO.  Prior to becoming CFO, Mr. Daly served as Inamed’s Senior Vice President, Corporate Controller and Principal Accounting Officer, and previously as Vice President of Finance & Administration of Inamed International Corp. based in Europe.  Mr. Daly holds a B.A. in Management Science and Industrial Systems Studies from Trinity College in Dublin and is a Fellow of the Institute of Chartered Accountants in Ireland.

In addition, the Company named Steven Trider Senior Vice President - The Americas (Sales and Marketing) & Global Business Development.  Mr. Trider also comes to Isolagen from Inamed Corporation where he served as Vice President of Global Marketing since 2004, and was responsible for the global business and market development and was directly involved in key business development initiatives.  Prior to his tenure at Inamed, Mr. Trider was the Director of Strategic Marketing for Bristol-Myers Squibb.  Steven spent 10 years with DuPont and DuPont Merck in roles of increasing responsibility in the US and Canadian business operations.  Mr. Trider graduated with a Bachelor of Science from Dalhousie University and an MBA from Saint Mary's University, both of Halifax, Nova Scotia.

“I think this is a great opportunity for Declan and Steven, and we are very happy they decided to join Isolagen.  It is a real advantage to work with people you have worked with before.  These are high quality individuals and real team players.  I think they will fit in extremely well with our existing management team,” said Nicholas L. Teti, newly appointed Chairman and CEO of Isolagen.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company's product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Isolagen's product candidates are designed to be minimally invasive and non-surgical. For additional information, please visit: http://www.isolagen.com.

Forward-looking statements in this release, such as statements by individuals associated with the Company about the personal traits, qualifications or experience of another person are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.

Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

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